EXHIBIT 4.11

AMENDMENT NO. 1 TO
INTERCREDITOR AGREEMENT

This Amendment No. 1 to Intercreditor Agreement (this “Amendment”) is entered into effective as of [________], 2014 (the “Effective Date”), by and among the undersigned parties for the purpose of amending that certain Intercreditor Agreement dated as of October 19, 2011 (the “Intercreditor Agreement”). The undersigned parties hereby agree as follows:

1. The undersigned parties acknowledge that GWG Holdings shall offer and sell up to $1,000,000,000 aggregate principal amount of L Bonds (the “L Bonds”), which shall be offered and sold as “Securities” under the Indenture. The L Bonds shall be Debentures for purposes of the Intercreditor Agreement.

2. Recital C of the Intercreditor Agreement is hereby amended and restated in its entirety as follows:

“C. GWG Holdings, Inc., a Delaware corporation (“GWG Holdings”), has entered into that certain Indenture dated as of October 19, 2011, and amended on December 15, 2011 and [________], 2014 (as amended, restated, supplemented, extended or otherwise hereafter modified from time to time, the “Debenture Indenture”). The other parties to the Debenture Indenture are GWG Life, in its capacity as guarantor, and the Debentures Representative. Under the Debenture Indenture, GWG Holdings may issue up to $1 billion of secured debentures (the “Debentures”).”

3. Except as set forth above, the terms and conditions of the Intercreditor Agreement shall remain unaffected and unchanged. Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Intercreditor Agreement.

In Witness Whereof, each of the parties have executed this Amendment No. 1 to Intercreditor Agreement to be effective as of the Effective Date.

NOTES Representative:	GWG LIFENOTES TRUST, as Notes Representative By: Lord Securities Corporation Its: Trustee By: ______________________ Name: ____________________ Title: _____________________
DEBENTURES Representative:	BANK OF UTAH, as Debentures Representative By: ______________________ Name: ____________________ Title: _____________________
COLLATERAL AGENT:	GWG LIFENOTES TRUST, as Collateral Agent By: Lord Securities Corporation Its: Trustee By: ______________________ Name: ____________________ Title: _____________________